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                                                                 Exhibit 3

                          RESTATED ARTICLES OF INCORPORATION

                                          OF

                                 WSI INDUSTRIES, INC.



     1.   The name of this corporation shall be WSI Industries, Inc.

     2.   The purposes of this corporation shall be as follows:

          (a)  General manufacturing.

          (b)  To represent other manufacturers.

          (c)  To engage in research engineering.

          (d) To buy, sell, rent or lease or otherwise acquire and dispose of real and personal properties for the conduct of the business of the corporation.

          (e) To borrow money for any of the purposes of this corporation, and to issue bonds or notes, or other obligations therefor, either secured or unsecured.

     3.   The period of the duration of this corporation shall be perpetual.

     4. The location and post office address of the registered office of this corporation in Minnesota is 2605 West Wayzata Boulevard, Long Lake, Minnesota.

     5. (a) The total authorized number of shares is ten million (10,000,000), all of which shall be common shares of ten cents ($.10) par value each. The common shares of the corporation shall entitle the holder thereof to one vote per share upon all questions coming before the shareholders of the corporation at any shareholder meeting.

          (b) The shareholders of this corporation shall have no pre-emptive right to subscribe to any issue of shares of this corporation now or hereafter made.


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     6.   The amount of stated capital of this corporation is One Hundred Three
Thousand Four Hundred Eight ($103,408.00) Dollars [as of December 7, 1960].

     7. The names and post office addresses and terms of office of the present Board of Directors are as follows [as of December 7, 1960]:


      NAME               POST OFFICE ADDRESS          TERM OF OFFICE
William A. Andres        13111 Wayzata Boulevard       Until annual meeting
                         Minneapolis, Minnesota

Warren G. Christianson   Le Center, Minnesota          Until annual meeting

J. Russell Duncan        130 - 9th Avenue South        Until annual meeting
                         Hopkins, Minnesota

Frank W. Griswold        1706 Linden Avenue            Until annual meeting
                         Minneapolis, Minnesota

Eugene W. Kulesh         13111 Wayzata Boulevard       Until annual meeting
                         Minneapolis, Minnesota

Reginald S. Lanier       13111 Wayzata Boulevard       Until annual meeting
                         Minneapolis, Minnesota

Earl R. Larson           1010 Midland Bank Building    Until annual meeting
                         Minneapolis, Minnesota

Laurence D. McCann       115 South Seventh Street      Until annual meeting
                         Minneapolis, Minnesota

John P. Robinson         133 South Seventh Street      Until annual meeting
                         Minneapolis, Minnesota

Arnold J. Ryden          First National Bank Building  Until annual meeting
                         Minneapolis, Minnesota

James S. Sidwell         13111 Wayzata Boulevard       Until annual meeting
                         Minneapolis, Minnesota

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     8.   The Board of Directors shall have authority to make and alter the
By-Laws of this corporation subject to the power of the shareholders to change or repeal such By-Laws.

     9. The holders of a majority of the outstanding shares shall have power to amend the Articles of Incorporation of this corporation or consolidate or merge this corporation with another corporation at any annual meeting of the stockholders or at any special meeting of the stockholders called for that purpose.

     10. The Board of this corporation shall have authority to accept or reject subscriptions for shares made after incorporation and may grant rights to convert any securities of this corporation into shares of any class or classes or grant options to purchase or subscribe for shares of any class or classes.

     11. No director of this corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived any improper personal benefit; or (v) for any act or omission occurring prior to the date when this provision becomes effective.

     The provisions of this Section 11 shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Section 11.

     If the Minnesota Statutes hereafter are amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this


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Corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Statutes, as so amended.






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